EXHIBIT 8.1
FORM OF OPINION OF BINGHAM MCCUTCHEN LLP
                     , 2006
Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Ladies and Gentlemen:
This opinion is furnished to you pursuant to section 10.3(d) of the Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Agreement”), between Harris Corporation (“Harris”) and Stratex Networks, Inc. (“Stratex”), both Delaware corporations. The Agreement provides for (i) the formation of Harris Stratex Networks, Inc. (“Harris Stratex”) and Stratex Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of Harris Stratex, and (ii) the merger of Merger Sub with and into Stratex in a transaction (the “Merger”) in which the existing stockholders of Stratex will receive shares of Class A Common Stock of Harris Stratex in exchange for their issued and outstanding shares of Stratex Common Stock, and Stratex will become a wholly-owned direct subsidiary of Harris Stratex. You have requested our opinion as to certain federal income tax consequences anticipated to follow from implementation of the Agreement. Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.
In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Registration Statement of Harris Stratex on Form S-4 filed with the Securities and Exchange Commission with an effective date on or about the date hereof in connection with the Merger (the “Registration Statement”), the proxy statement of Stratex and the prospectus of Harris Stratex included in the Registration Statement, and related documents (collectively, the “Documents”). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed

Stratex Networks, Inc.
                     , 2006

by us in original or copy form) and the conformity to the originals of all documents purporting to be copies, including electronic copies.
As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations and statements of the various parties set forth in the Documents and in certificates from Harris Stratex, Stratex and Harris dated the date hereof and delivered to us in connection with this opinion (the “Certificates”). Our opinion assumes (i) that all representations and statements set forth in the Documents and in the Certificates are true, correct, and complete as of the dates made and as of the date hereof and will remain true through and at the Effective Time, and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Documents and Certificates, and without any waiver or modification thereof. We assume no obligation to address any additional facts of which we become aware after the date of this opinion.
Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the “Code”), and the regulations, rulings, and interpretations thereof in force as of this date, and we assume no obligation to advise you of changes in the law or the interpretation thereof that occur after the date of this opinion
On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:
1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Stratex and Harris Stratex will constitute a party to the reorganization within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by Stratex, Harris Stratex or Merger Sub as a result of the Merger.

3.	The holders of shares of Stratex Common Stock will not recognize any gain or loss upon the exchange of shares of Stratex Common Stock solely for shares of Class A Common Stock in the Merger, except that a holder may recognize gain with respect to any cash received in lieu of fractional shares of Class A Common Stock.

4.	The basis of the shares of Class A Common Stock to be received by a holder of Stratex Common Stock in the Merger will be, in the

Stratex Networks, Inc.
                     , 2006

aggregate, the same as the basis, in the aggregate, of the shares of Stratex Common Stock surrendered in exchange therefor; and

5.	The holding period of the shares of Class A Common Stock to be received by a holder of Stratex Common Stock in the Merger will include the holding period of the shares of Stratex Common Stock surrendered in exchange therefor, provided that the holder held such Stratex Common Stock as a capital asset on the date of the Merger.
This opinion is being delivered solely to you for your use, and for the use of your shareholders, in connection with the Merger. It may not be made available to or relied upon by any other person or entity or used for any other purpose without our prior written consent. We hereby consent to the filing of the opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to the opinion included in the prospectus.
Very truly yours,
BINGHAM MCCUTCHEN LLP